Exhibit 17.5

Letter of Resignation
Liran Chen

TechCare Corp.
Board of Directors
November 10, 2016

I hereby resigned as Chief Executive Officer of TechCare Corp. f/k/a BreedIT Corp. (the "Corporation"), effective immediately. The reason for my resignation is to permit me to pursue other business matters following the closing of the merger of the Corporation with Novomic Ltd which has resulted in a change in control of the Corporation.

I have had no disagreements with the Corporation's operations, policies or practices.

Yours truly,

/s/: Liran Chen
Liran Chen